EXHIBIT 15

Letter re: Unaudited Interim Financial Information

The Board of Directors and Shareholders:

Green Meadows Products, Inc.

We are aware of the incorporation in the Registration Statement of Green Meadows Products, Inc. on Amendment No. 7 to Form S-1 of our report dated March 10, 2015 with respect to our review of the unaudited interim financial statements on the balance sheet of Green Meadows Products, Inc as of December 31, 2014 and the related statements of operations and cash flows for the three and six months periods ended December 31, 2014 and 2013 which appear in such Registration Statement.

Very truly yours,

Cutler & Co. LLC

Wheat Ridge, (formerly Arvada), Colorado

April 2, 2015